UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2013

Health Care REIT, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-8923	34-1096634
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4500 Dorr Street, Toledo, Ohio	43615
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (419) 247-2800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On January 7, 2013, Health Care REIT, Inc. (the “Company”) entered into a Credit Agreement (the “New Credit Agreement”) with the lenders identified therein, KeyBank National Association, as administrative agent, LC issuer and a swingline lender, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as co-syndication agents, Deutsche Bank Securities, Inc., as documentation agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, KeyBanc Capital Markets Inc. and Deutsche Bank Securities Inc., as joint lead arrangers, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as joint book managers. The New Credit Agreement consists of a $2,250,000,000 unsecured revolving credit facility and a $500,000,000 unsecured term credit facility and replaces the Company’s existing $2,000,000,000 unsecured revolving credit facility.

The New Credit Agreement includes sublimits of (a) up to $150,000,000 for letters of credits, (b) up to $100,000,000 for swingline loans, (c) up to 50% of the revolving credit facility commitment amount for certain negotiated rate loans, and (d) up to $500,000,000 for borrowings (including letters of credit) under certain alternative currencies. Each of the sublimits are part of, and not in addition to, the amounts available under the revolving credit facility.

The maturity dates for the revolving credit facility and the term credit facility are March 31, 2017 and March 31, 2016, respectively, provided that, (a) the maturity date of the revolving credit facility may be extended an additional year if no event of default has occurred under the New Credit Agreement and the Company pays a non-refundable fee of 0.15% of the total revolving credit facility then in effect and (b) the maturity date of the term credit facility may be extended for two one-year periods if no event of default under the New Credit Agreement has occurred and the Company pays, for each one-year period, a non-refundable fee of 0.125% of the term credit facility then in effect. The Company has the right to increase the amount available under the credit facilities up to an additional $1,000,000,000 so long as no default or event of default exists or would exist and commitments for such increase have been received. The lenders would have the right, but not the obligation, to commit to all or a portion of such increase.

Revolving loans and term loans bear interest at the applicable margin plus the applicable base rate or LIBOR interest rate, at the Company’s option. Negotiated rate loans bear interest at the rate agreed to between the Company and the applicable lender. Swingline loans bear interest at the applicable base rate plus the applicable margin. Letter of credit fees equal the applicable margin multiplied by the daily amount available to be drawn under such letters of credit. The applicable margins are based on the Company’s ratings established by certain debt rating agencies for the Company’s long term, senior, unsecured non-credit enhanced debt (the “Company’s Debt Ratings”). Based on the current Company’s Debt Ratings, the applicable margins are as follows: (a) for a revolving loan, 1.175% for a LIBOR loan or 0.175% for a base rate loan; (b) for a term loan, 1.350% for a LIBOR loan or 0.350% for a base rate loan; (c) for a swingline loan, 1.175%; and (d) for letter of credit fees, 1.175%.

For the revolving credit facility, the Company is obligated to pay an annual facility fee equal to the product of the applicable rate multiplied by the revolving credit facility amount with such rate based on the Company’s Debt Ratings. The current applicable rate for the facility fee for the revolving credit facility is 0.225%. For the term credit facility, the Company is obligated to pay a commitment fee equal to the product of 0.175% multiplied by the daily average amount of the aggregate commitments for the term credit facility for the period starting on the closing date of the New Credit Agreement and ending on the earlier of the (a) the date the term loan is made or (b) 60 days after the closing date. For letters of credit, the Company is obligated to pay a fronting fee of 0.125% on the face amount and subsequent increases of such amounts of such letters of credit and customary fees and standard costs of the issuers of such letters of credit.

The New Credit Agreement includes customary representations and warranties by the Company and imposes customary covenants on the Company. The New Credit Agreement also contains customary events of default, and if an event of default occurs and continues, the Company is subject to certain actions by the administrative agent, including without limitation, the acceleration of repayment of all amounts outstanding under the New Credit Agreement.

Certain of the parties to the New Credit Agreement and/or their affiliates have provided and in the future may provide investment banking, commercial banking and/or advisory services to the Company for which they have in the past received, and may in the future receive, customary fees and expenses.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the New Credit Agreement, a copy of which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated in this Item 1.01 by reference.

The representations, warranties and covenants contained in the New Credit Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk among the parties thereto. Accordingly, the representations and warranties in the New Credit Agreement are not necessarily characterizations of the actual state of facts of the Company and its subsidiaries at the time they were made or otherwise and should be read only in conjunction with the other information that the Company makes publicly available in reports, statements and other documents filed with the Securities and Exchange Commission. Investors are not third-party beneficiaries of, and should not rely upon, such representations, warranties and covenants.

A copy of the press release issued by the Company on January 8, 2013 announcing the closing of the New Credit Agreement is filed herewith as Exhibit 99.1 and incorporated by reference in this Item 1.01 by reference.

Item 1.02 Termination of a Material Definitive Agreement.

Effective January 7, 2013, the Fifth Amended and Restated Loan Agreement, dated as of July 27, 2011 (the “Prior Credit Agreement”), by and among the Company, the lenders identified therein, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as joint lead arrangers and joint book managers, KeyBanc Capital Markets Inc., as a joint lead arranger, Deutsche Bank Securities Inc., as a joint lead arranger and documentation agent, KeyBank National Association, as administrative agent, and Bank of America, N.A. and JPMorgan Chase Bank, N.A., as co-syndication agents, and all commitments provided thereunder, were terminated. The Company had repaid all amounts due and outstanding under the Prior Credit Agreement on or prior to this date.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On January 9, 2013, the Company completed its previously announced acquisition of the real estate business of Sunrise Senior Living, Inc. (“Sunrise”) pursuant to the terms of the Agreement and Plan of Merger, dated as of August 21, 2012 (as amended, the “Merger Agreement”), by and among Sunrise, Brewer Holdco, Inc., a wholly owned subsidiary of Sunrise (“Holdco”), Brewer Holdco Sub, Inc., a wholly owned subsidiary of Holdco (“Holdco Sub”), the Company and Red Fox, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), for an investment amount of approximately $3.4 billion (the “Acquisition”).

On January 9, 2013 and prior to the completion of the Acquisition, (a) Sunrise completed the previously announced sale of its management business to Red Fox Holding Corporation, a wholly owned subsidiary of Red Fox Management, LP (the “Management Business Purchaser”), pursuant to the terms of the Membership Interest Purchase Agreement, dated as of September 13, 2012, by and among Sunrise, Holdco and the Management Business Purchaser, (b) the Company acquired a 20% interest in the Management Business Purchaser and (c) Holdco distributed the previously announced special dividend of $2.10 in cash per share to be paid to holders of Sunrise common stock as of the close of business on January 8, 2013.

As a result of these transactions and in accordance with the Merger Agreement, each former share of Sunrise common stock was converted into the right to receive an aggregate consideration of $14.50 in cash per share (comprised of $12.40 in cash per share as merger consideration and $2.10 in cash per share as a special dividend).

The Company funded the Acquisition through cash on hand, including a portion of the net proceeds from the public issuance and sale of certain of the Company’s securities, and funds available under the New Credit Agreement.

On January 9, 2013, the Company issued a press release regarding the completion of the Acquisition. A copy of the press release is filed herewith as Exhibit 99.2 and is incorporated herein by reference.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement that was filed with the Securities and Exchange Commission as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on August 22, 2012, and is incorporated herein by reference.

The Merger Agreement and the above description of the Merger Agreement have been included to provide investors and security holders with information regarding the terms of the Merger Agreement, and are not intended to provide any other factual information about the Company, Sunrise or their respective subsidiaries or affiliates. The representations and warranties contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made by the parties to each other. Investors should not rely on the representations and warranties as characterizations of the actual state of facts or condition of the Company, Sunrise or any of their respective subsidiaries, affiliates or businesses.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

To the extent required by this item, the financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(b) Pro forma financial information.

To the extent required by this item, the pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by amendment no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(d) Exhibits.

2.1	Agreement and Plan of Merger, dated as of August 21, 2012, by and among Sunrise Senior Living, Inc., Brewer Holdco, Inc., Brewer Holdco Sub, Inc., Health Care REIT, Inc. and Red Fox, Inc. (the exhibits and schedules to the Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K) (filed with the Securities and Exchange Commission as Exhibit 2.1 to the Company’s Form 8-K filed August 22, 2012, and incorporated herein by reference thereto)

10.1	Credit Agreement dated as of January 7, 2013, by and among Health Care REIT, Inc., the lenders listed therein, KeyBank National Association, as administrative agent, LC issuer and a swingline lender, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as co-syndication agents, Deutsche Bank Securities, Inc., as documentation agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, KeyBanc Capital Markets Inc. and Deutsche Bank Securities Inc., as joint lead arrangers, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as joint book managers

99.1	Press release issued on January 8, 2013

99.2	Press release issued on January 9, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTH CARE REIT, INC.

By:	/s/ GEORGE L. CHAPMAN
Name:	George L. Chapman
Title:	Chairman of the Board, Chief Executive Officer and President

Dated: January 11, 2013

Exhibit Index

2.1	Agreement and Plan of Merger, dated as of August 21, 2012, by and among Sunrise Senior Living, Inc., Brewer Holdco, Inc., Brewer Holdco Sub, Inc., Health Care REIT, Inc. and Red Fox, Inc. (the exhibits and schedules to the Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K) (filed with the Securities and Exchange Commission as Exhibit 2.1 to the Company’s Form 8-K filed August 22, 2012, and incorporated herein by reference thereto)

10.1	Credit Agreement dated as of January 7, 2013, by and among Health Care REIT, Inc., the lenders listed therein, KeyBank National Association, as administrative agent, LC issuer and a swingline lender, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as co-syndication agents, Deutsche Bank Securities, Inc., as documentation agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, KeyBanc Capital Markets Inc. and Deutsche Bank Securities Inc., as joint lead arrangers, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as joint book managers

99.1	Press release issued on January 8, 2013

99.2	Press release issued on January 9, 2013